BULLDOG APPOINTS NEW CFO

Matthew Yoon to Lead Financial Team to Support Growth Initiatives

Richmond, British Columbia, Canada - June 2, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) is pleased to announce the appointment of Mr. Matthew S.K. Yoon as its new Chief Financial Officer and Treasurer. The appointment is effective immediately. Mr. Yoon is a Fellow of the Association of Chartered Certified Accountants (U.K), and holds a Certificate in Advanced Management Studies from Brunel University (U.K.).

"I am pleased that we were able to attract an individual of Matthew's experience," said John Cockburn, Bulldog Technologies' CEO. "As we continue to experience growth in our business, it is important that we have the financial expertise to support our growth. We welcome Matthew to the Bulldog team."

Mr. Yoon worked with a public accounting firm in England as an accountant from 1980 to 1983. From 1983 to 1990 he was employed as an auditor by KPMG in Singapore and Malaysia. He worked for Bumiputra Merchant Bank, a merchant bank in Malaysia from 1990 to 2002. During his tenure with the merchant bank, he headed the corporate finance department that provided advisory services in the areas of initial public offerings, fund raising through private placements, rights issues, project advisory services and privatization. Mr. Yoon held the position of acting Chief Executive Officer of the Bank in 1999 to 2000. Following the merger of Bumiputra Merchant Bank with another merchant bank to form Alliance Merchant Bank in 2000, Mr. Yoon was appointed Co-Head of the combined corporate finance department of the merged bank and served in that capacity from 2001 to 2002. In 2003, Mr. Yoon has acted as a consultant to a fuel cell technology company in Burnaby, Canada.

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSSTM (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com

For further information contact Ed Lewis, CEOcast, Inc. for Bulldog Technologies at (212) 732-2000.